Exhibit 99.1

MSCI Inc. Reports Third Quarter 2012 Financial Results

NEW YORK--(BUSINESS WIRE)--November 6, 2012--MSCI Inc. (NYSE: MSCI), a leading global provider of investment decision support tools, including indices, portfolio risk and performance analytics and corporate governance services, today announced results for the third quarter and nine months ended September 30, 2012.

(Note: Percentage changes are referenced to the comparable period in 2011, unless otherwise noted.)

  Operating revenues increased 4.6% to $235.4 million in third quarter 2012 and 4.2% to $703.1 million for nine months 2012.
  Net income declined by 3.0% to $48.3 million in third quarter 2012. Net income grew 0.6% to $129.8 million for nine months 2012.
  Adjusted EBITDA (defined below) grew by 4.3% to $108.1 million in third quarter 2012 despite the impact of higher severance expenses. For nine months 2012, Adjusted EBITDA grew by 0.9% to $317.9 million. Third quarter 2012 Adjusted EBITDA margin declined slightly to 45.9% from 46.0% and nine months 2012 Adjusted EBITDA margin fell to 45.2% from 46.7%.
  Diluted EPS for third quarter 2012 fell 2.5% to $0.39 and nine months 2012 Diluted EPS was unchanged at $1.05.
  Third quarter 2012 Adjusted EPS (defined below) was unchanged at $0.49. Nine months 2012 Adjusted EPS rose 2.9% to $1.43.

Henry A. Fernandez, Chairman and CEO, said, “MSCI continued to grow its subscription revenues and run rate during the third quarter of 2012, despite volatile financial markets. I am especially pleased that our index and ESG run rate grew by 6% year-over-year, even after taking into account the impact of the Vanguard announcement. The growth of index and ESG run rate is an indication of the value that we provide to global investors. Our governance revenues grew by 4%, reflecting the recent positive momentum we are seeing in that business.

“We are confident in the long-term secular trends driving our growth and are focused on how we can best position MSCI to capture these opportunities,” added Mr. Fernandez.

Table 1: MSCI Inc. Selected Financial Information (unaudited)

	Three Months Ended		Change from	Nine Months Ended		Change From
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
In thousands, except per share data	2012	2011	2011	2012	2011	2011
Operating revenues	$235,444	$225,026	4.6%	$703,061	$674,807	4.2%
Operating expenses	151,915	142,781	6.4%	451,432	434,442	3.9%
Net income	48,274	49,787	(3.0%)	129,786	128,968	0.6%
% Margin	20.5%	22.1%		18.5%	19.1%
Diluted EPS	$0.39	$0.40	(2.5%)	$1.05	$1.05	0.0%

Adjusted EPS[1]	$0.49	$0.49	0.0%	$1.43	$1.39	2.9%
Adjusted EBITDA[2]	$108,074	$103,624	4.3%	$317,893	$315,093	0.9%
% Margin	45.9%	46.0%		45.2%	46.7%

[1] Per share net income before after-tax impact of amortization of intangibles, non-recurring stock-based compensation, restructuring costs, debt repayment, refinancing expenses, and the lease exit charge. See Table 14 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

[2] Net Income before income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation, restructuring costs, and the lease exit charge. See Table 13 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures.”

Summary of Results for Third Quarter 2012 compared to Third Quarter 2011

Operating Revenues – See Table 4

Total operating revenues for the three months ended September 30, 2012 (third quarter 2012) increased $10.4 million, or 4.6%, to $235.4 million compared to $225.0 million for the three months ended September 30, 2011 (third quarter 2011). Total third quarter 2012 subscription revenues rose $13.9 million, or 7.5%, to $197.6 million while asset-based fees declined $1.0 million, or 2.8%, to $34.0 million.

Non-recurring revenues fell $2.5 million to $3.8 million. The decline in non-recurring revenues was driven by a decline in index derivative license revenues as well as a decline in non-recurring governance revenues.

Performance and Risk segment revenues rose $9.2 million, or 4.7%, to $205.4 million, primarily driven by growth in index and environmental, social and governance (“ESG”) products, and risk management analytics.

  Index and ESG products: Index and ESG products revenues increased $6.6 million, or 6.5%, to $107.9 million. Subscription revenues grew by $7.6 million, or 11.5%, to $73.9 million, driven by growth in revenues from MSCI’s ACWI (All Country World Index) core and other index modules as well as higher usage fees, offset, in part, by a $1.4 million decline in non-recurring subscription revenues.

Revenues attributable to equity index asset-based fees declined $1.0 million, or 2.8%, to $34.0 million largely as a result of a change in the mix of funds linked to our indices that more than offset the impact of higher assets under management. The average assets under management in ETFs linked to MSCI indices increased 4.7% to $344.7 billion from $329.1 billion in third quarter 2011.

  Risk management analytics: Revenues related to risk management analytics increased $3.1 million, or 5.1%, to $65.0 million. The increase in risk management analytics revenues was driven by higher revenues from our primary risk management platforms, RiskManager and BarraOne.
  Portfolio management analytics: Revenues related to portfolio management analytics declined $1.1 million, or 3.7%, to $29.1 million.
  Energy and commodity analytics: Revenues from energy and commodity analytics were $3.3 million, up $0.5 million, or 18.6%, from third quarter 2011. At the beginning of 2012, we corrected an error in our revenue recognition policy for our energy and commodity analytics products. The correction resulted in a greater proportion of annual revenue being recognized in third quarter 2012 than in third quarter 2011.

Governance segment revenues rose $1.3 million, or 4.4%, to $30.1 million in third quarter 2012, driven by higher revenues from our compensation data and analytic products and a higher renewal rate.

Operating Expenses – See Table 6

Total operating expenses rose $9.1 million, or 6.4%, to $151.9 million, primarily driven by higher compensation costs and a lease exit charge.

Compensation costs: Total compensation costs rose $6.8 million, or 7.8%, to $93.0 million in third quarter 2012. Excluding non-recurring stock-based compensation expense, total compensation costs rose $7.4 million, or 8.7%, to $92.4 million. Compensation costs were impacted by an increase in average headcount and by higher severance costs, which rose $3.7 million to $4.1 million.

Non-compensation costs excluding the lease exit charge, depreciation and amortization, and restructuring costs: Non-compensation operating expenses excluding the lease exit charge, depreciation and amortization, and restructuring costs declined $1.5 million, or 4.0%, to $35.0 million in third quarter 2012. The biggest drivers of the decline were lower travel and entertainment expenses, recruiting fees, and market data costs, partially offset by higher occupancy costs.

Lease exit charge: The third quarter 2012 included $3.3 million associated with a lease exit charge resulting from the consolidation of our New York offices.

Depreciation and amortization: Amortization of intangibles expense totaled $16.0 million compared to $16.4 million in third quarter 2011, a decline of 2.8%. Depreciation and amortization of property, plant and equipment was flat at $4.6 million.

Other Expense (Income), Net

Other expense (income), net for third quarter 2012 was $7.9 million, a decline of $4.0 million from third quarter 2011. Interest expense fell by $5.8 million to $7.3 million as a result of lower levels of indebtedness and lower interest rates following our second quarter 2012 refinancing.

Provision for Income Taxes

Income tax expense was $27.3 million in third quarter 2012, an increase of $6.8 million, or 33.2%, from third quarter 2011. The effective tax rate in third quarter 2012 was 36.1%. Third quarter 2011 income tax expense was impacted by $4.2 million of certain non-recurring benefits relating to prior tax periods, which resulted in an effective rate of 29.2%.

Net Income and Earnings per Share – See Table 14

Net income declined $1.5 million, or 3.0%, to $48.3 million for third quarter 2012. The net income margin fell to 20.5% from 22.1% as a result of the lower operating profit margin and higher tax rate. Diluted EPS declined by one cent, or 2.5%, to $0.39.

Adjusted net income, which excludes the after-tax impact of the lease exit charge, amortization of intangibles, non-recurring stock-based compensation expense, restructuring costs and debt repayment and refinancing expenses totaling $12.6 million, was flat at $60.9 million. Adjusted EPS, which excludes the after-tax, per share impact of the lease exit charge, amortization of intangibles, non-recurring stock-based compensation expense, restructuring costs and debt repayment and refinancing expenses totaling $0.10, was unchanged at $0.49.

See Table 14 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 13

Adjusted EBITDA, which excludes income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation, restructuring costs, and the lease exit charge, was $108.1 million, up $4.5 million, or 4.3%, from third quarter 2011. The Adjusted EBITDA margin declined to 45.9% from 46.0%.

By segment, Adjusted EBITDA for the Performance and Risk segment increased $4.4 million, or 4.6%, to $100.4 million in third quarter 2012. The Adjusted EBITDA margin for this segment was unchanged at 48.9%. Adjusted EBITDA for the Governance segment increased $0.1 million, or 1.0%, to $7.7 million and the Adjusted EBITDA margin for this segment fell to 25.7% from 26.5%.

See Table 13 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Summary of Results for Nine Months Ended September 30, 2012 compared to Nine Months Ended September 30, 2011

Operating Revenues – See Table 5

Total operating revenues for the nine months ended September 30, 2012 (nine months 2012) increased $28.3 million, or 4.2%, to $703.1 million compared to $674.8 million for the nine months ended September 30, 2011 (nine months 2011). Total subscription revenues rose $39.6 million, or 7.3%, to $582.3 million, while asset-based fees declined $2.2 million, or 2.1%, to $102.7 million. Total non-recurring revenues fell $9.2 million, or 33.8%, to $18.0 million.

Index and ESG products and risk management analytics revenues grew 6.6% and 6.7%, respectively, in nine months 2012. Portfolio management analytics declined 1.4% and governance revenues rose 1.1%. Energy and other commodity analytics revenues fell 39.7%, primarily as a result of a $5.2 million non-cash cumulative revenue reduction in first quarter 2012 to correct an error.

By segment, Performance and Risk revenues rose $27.3 million, or 4.7%, to $611.1 million for nine months 2012. Governance revenues rose $1.0 million, or 1.1%, to $92.0 million.

Operating Expenses – See Table 7

Total operating expenses increased $17.0 million, or 3.9%, to $451.4 million in nine months 2012 compared to nine months 2011, primarily driven by higher compensation costs and the lease exit charge, partially offset by lower depreciation, amortization, and restructuring expenses. Excluding non-recurring stock-based compensation, compensation expenses were up $24.6 million, or 9.7%. Compensation costs were impacted by an increase in average headcount and by higher severance costs, which rose $7.8 million to $8.4 million. Non-compensation expenses costs excluding the lease exit charge, depreciation and amortization, and restructuring costs rose by $0.9 million, or 0.8%, to $107.2 million, mostly as a result of higher occupancy costs. Restructuring costs declined by $3.5 million. Depreciation and amortization expenses declined by $2.9 million, or 4.5%.

Other Expense (Income), Net

Other expense (income), net for nine months 2012 was $50.5 million, an increase of $3.5 million from nine months 2011. Other expense (income), net includes debt repayment and refinancing expenses of $20.6 million in nine months 2012 and $6.4 million in nine months 2011. Excluding the change in debt repayment and refinancing expenses, other expense declined by $10.7 million in nine months 2012 as a result of a combination of lower levels of indebtedness and a lower interest rates.

Provision for Income Taxes

The provision for income tax expense was $71.3 million in nine months 2012, up $7.0 million, or 10.9% from nine months 2011. The effective tax rate was 35.5% in nine months 2012, up from 33.3% in nine months 2011. Nine months 2011 income tax expense was impacted by $4.2 million of certain non-recurring benefits relating to prior tax periods.

Net Income and Earnings per Share – See Table 14

Net income was essentially flat at $129.8 million. The net income margin decreased to 18.5% from 19.1%. Diluted EPS was unchanged at $1.05.

Adjusted net income rose $5.3 million, or 3.1%, to $177.0 million. Adjusted EPS rose 2.9% to $1.43 in nine months 2012.

See Table 14 titled “Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Adjusted EBITDA – See Table 13

Adjusted EBITDA, which excludes income taxes, other net expense and income, depreciation, amortization, non-recurring stock-based compensation, restructuring costs, and the lease exit charge, was $317.9 million, up $2.8 million, or 0.9%, from nine months 2011. Adjusted EBITDA margin fell to 45.2% from 46.7%.

By segment, Adjusted EBITDA for the Performance and Risk segment increased $6.6 million, or 2.3%, to $297.1 million from nine months 2011. The Adjusted EBITDA margin for the Performance and Risk segment declined to 48.6% from 49.8% in nine months 2011. Adjusted EBITDA for the Governance segment declined $3.8 million, or 15.6%, to $20.8 million in nine months 2012. The Adjusted EBITDA margin for the Governance segment was 22.6%, down from 27.0% in nine months 2011.

See Table 13 titled “Reconciliation of Adjusted EBITDA to Net Income” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Key Operating Metrics – See Tables 10, 11, 12

Total run rate grew by $38.8 million, or 4.4%, to $915.0 million as of September 30, 2012 versus September 30, 2011. Subscription run rate, which excludes the impact of asset-based fees, grew by $42.2 million, or 5.6%, to $800.4 million. Asset-based fee run rate declined by $3.4 million, or 2.8%, to $114.6 million. The decline in asset-based fee run rate was driven by the decision by Vanguard to switch the indices for 22 of its ETFs, the impact of which lowered run rate by $24.4 million at September 30, 2012. Excluding the impact of the Vanguard indices being switched, total run rate grew by $55.9 million, or 6.5%, and asset-based fee run rate grew by $13.7 million, or 13.6%.

At the end of third quarter 2012, assets under management (“AUM”) in ETFs linked to MSCI indices were $363.7 billion, up $73.6 billion, or 25.4%, from the end of third quarter 2011 and up $36.3 billion, or 11.1%, from the end of second quarter 2012. Excluding AUM in Vanguard ETFs due to be switched, AUM in MSCI-linked ETFs was $232.5 billion, up from $198.1 billion at the end of third quarter 2011 and $210.1 billion as of June 30, 2012. ETFs linked to MSCI indices attracted net inflows of $15.2 billion in third quarter 2012, including $7.6 billion in the Vanguard ETFs.

As of September 30, 2012, 39.4% of assets under management in ETFs linked to MSCI indices were linked to emerging markets indices, 32.5% were linked to other developed markets outside the United States, 25.0% were linked to U.S. market indices and 3.1% were linked to other global indices.

Acquisition of IPD Group

On October 31, 2012, MSCI announced that its subsidiary, MSCI Limited, entered into a definitive agreement to acquire IPD Group Limited ("IPD"), a holding company for the IPD Group, for a purchase price1 of approximately $125 million1 (£78 million), funded through existing cash. IPD is a leading provider of real estate investment performance benchmarking, performance analysis, market indices, risk management tools and market research to the owners, institutional investors, managers, lenders on, and occupiers of, real estate. For the year ended December 31, 2011 and the six month period ended June 30, 2012, IPD had U.S. dollar equivalent revenues2 of $47.7 million2 (£29.7 million) and $26.4 million2 (£16.7 million), respectively. The acquisition is not expected to have a material impact on MSCI’s results of operations in fiscal year 2012. The transaction is subject to customary closing conditions for transactions of this nature and is expected to close during the fourth quarter of 2012.

1 Purchase price shown in U.S. dollars assumes a GBP / USD exchange rate of 1.60. Purchase price excludes certain employee retention payments and expenses.

2 Revenues shown in U.S. dollars based on average exchange rates over the applicable periods.

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review third quarter 2012 results on Tuesday, November 6, 2012 at 11:00 am Eastern Time. To listen to the live event, visit the investor relations section of MSCI's website, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through November 8, 2012. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-855-859-2056 (passcode: 43175268) within the United States. International callers dial 1-404-537-3406 (passcode: 43175268).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

The company’s flagship product offerings are: the MSCI indices with approximately USD 7 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; ISS governance research and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of March 31, 2012, based on eVestment, Lipper and Bloomberg data.

For further information on MSCI Inc. or our products please visit www.msci.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue", or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and filed with the Securities and Exchange Commission (SEC) on February 29, 2012, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered as alternative measures for the most directly comparable GAAP financial measures. These measures are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income before provision for income taxes, other net expense and income, depreciation and amortization, non-recurring stock-based compensation expense, the lease exit charge and restructuring costs.

Adjusted net income and Adjusted EPS are defined as net income and EPS, respectively, before provision for non-recurring stock-based compensation expenses, amortization of intangible assets, lease exit charge, restructuring costs and the accelerated amortization or write off of deferred financing and debt discount costs as a result of debt repayment (debt repayment and refinancing expenses), as well as for any related tax effects.

We believe that adjustments related to the lease exit charge, restructuring costs and debt repayment and refinancing expenses are useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. Additionally, we believe that adjusting for non-recurring stock-based compensation expenses, debt repayment and refinancing expenses and depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA, Adjusted net income and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies.

Table 2: MSCI Inc. Consolidated Statement of Income (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
In thousands, except per share data	2012	2011	2012	2012	2011

Operating revenues	$235,444	$225,026	$238,565	$703,061	$674,807

Operating expenses
Cost of services	68,350	68,968	73,243	213,884	208,026
Selling, general and administrative	62,973	53,724	57,602	176,011	158,463
Restructuring costs	-	(1,002)	(22)	(51)	3,469
Amortization of intangibles	15,959	16,422	15,959	47,877	49,537
Depreciation and amortization of property,
equipment and leasehold improvements	4,633	4,669	4,662	13,711	14,947
Total operating expenses	$151,915	$142,781	$151,444	$451,432	$434,442

Operating income	$83,529	$82,245	$87,121	$251,629	$240,365
Operating margin	35.5%	36.5%	36.5%	35.8%	35.6%

Interest income	(252)	(184)	(237)	(712)	(513)
Interest expense	7,314	13,113	29,581	49,250	42,552
Other expense (income)	873	(983)	516	1,997	5,041
Other expenses (income), net	$7,935	$11,946	$29,860	$50,535	$47,080

Income before taxes	75,594	70,299	57,261	201,094	193,285

Provision for income taxes	27,320	20,512	19,715	71,308	64,317
Net income	$48,274	$49,787	$37,546	$129,786	$128,968
Net income margin	20.5%	22.1%	15.7%	18.5%	19.1%

Earnings per basic common share	$0.39	$0.41	$0.31	$1.06	$1.06
Earnings per diluted common share	$0.39	$0.40	$0.30	$1.05	$1.05

Weighted average shares outstanding used
in computing earnings per share

Basic	122,261	120,831	122,030	122,016	120,570
Diluted	123,450	122,303	123,295	123,287	122,186

Table 3: MSCI Inc. Selected Balance Sheet Items (unaudited)

	As of
	September 30,	December 31,
In thousands	2012	2011

Cash and cash equivalents	$340,458	$252,211
Short-term investments	93,885	140,490
Trade receivables, net of allowances	124,309	180,566

Deferred revenue	$323,503	$289,217
Current maturities of long-term debt	43,082	10,339
Long-term debt, net of current maturities	822,401	1,066,548

Table 4: Quarterly Operating Revenues by Product Category and Revenue Type (unaudited)

	Three Months Ended			% Change from
	September 30,	September 30,	June 30,	September 30,	June 30,
In thousands	2012	2011	2012	2011	2012
Index and ESG products
Subscriptions	$73,894	$66,279	$75,829	11.5%	(2.6%)
Asset-based fees	34,042	35,030	34,094	(2.8%)	(0.2%)
Index and ESG products total	107,936	101,309	109,923	6.5%	(1.8%)
Risk management analytics	64,998	61,861	64,547	5.1%	0.7%
Portfolio management analytics	29,138	30,263	29,326	(3.7%)	(0.6%)
Energy and commodity analytics	3,317	2,797	3,780	18.6%	(12.2%)

Total Performance and Risk revenues	$205,389	$196,230	$207,576	4.7%	(1.1%)

Total Governance revenues	30,055	28,796	30,989	4.4%	(3.0%)

Total operating revenues	$235,444	$225,026	$238,565	4.6%	(1.3%)

Recurring subscriptions	$197,591	$183,735	$198,104	7.5%	(0.3%)
Asset-based fees	34,042	35,030	34,094	(2.8%)	(0.2%)
Non-recurring revenue	3,811	6,261	6,367	(39.1%)	(40.1%)
Total operating revenues	$235,444	$225,026	$238,565	4.6%	(1.3%)

Table 5: Nine Months Operating Revenues by Product Category and Revenue Type (unaudited)

	Nine Months Ended		% Change from
	September 30,	September 30,	September 30,
In thousands	2012	2011	2011
Index and ESG products
Subscriptions	$221,362	$194,713	13.7%
Asset-based fees	102,745	109,186	(5.9%)
Index and ESG products total	324,107	303,899	6.6%
Risk management analytics	193,622	181,533	6.7%
Portfolio management analytics	87,527	88,740	(1.4%)
Energy and commodity analytics
Recurring Energy and commodity analytics	11,001	9,616	14.4%
Correction[1]	(5,203)	-	n/m
Net energy and commodity analytics	5,798	9,616	(39.7%)

Total Performance and Risk revenues	$611,054	$583,788	4.7%

Total Governance revenues	92,007	91,019	1.1%

Total operating revenues	$703,061	$674,807	4.2%

Recurring subscriptions	$582,330	$542,711	7.3%
Asset-based fees	102,745	104,924	(2.1%)
Non-recurring revenue	17,986	27,172	(33.8%)
Total operating revenues	$703,061	$674,807	4.2%

[1] In first quarter 2012, MSCI recorded a non-cash $5.2 million cumulative revenue reduction to correct an error related to energy and commodity analytics revenues previously reported prior to January 1, 2012. MSCI’s previous policy had resulted in the immediate recognition of a substantial portion of the revenue related to a majority of its contracts rather than amortizing that revenue over the life of that contract, which is now the method of recognition.

Table 6: Quarterly Operating Expense Detail (unaudited)

	Three Months Ended			% Change from
	September 30,	September 30,	June 30,	September 30,	June 30,
In thousands	2012	2011	2012	2011	2012
Cost of services
Compensation	$50,111	$50,114	$55,492	(0.0%)	(9.7%)
Non-recurring stock based compensation	267	470	94	(43.2%)	184.0%
Total compensation	$50,378	$50,584	$55,586	(0.4%)	(9.4%)
Non-compensation	16,448	18,384	17,657	(10.5%)	(6.8%)
Lease exit charge[1]	1,524	-	-	n/m	n/m
Total non-compensation	17,972	18,384	17,657	(2.2%)	1.8%
Total cost of services	$68,350	$68,968	$73,243	(0.9%)	(6.7%)

Selling, general and administrative
Compensation	$42,296	$34,874	$38,025	21.3%	11.2%
Non-recurring stock based compensation	359	820	98	(56.2%)	266.3%
Total compensation	$42,655	$35,694	$38,123	19.5%	11.9%
Non-compensation	18,515	18,030	19,479	2.7%	(4.9%)
Lease exit charge[1]	1,803	-	-	n/m	n/m
Total non-compensation	20,318	18,030	19,479	12.7%	4.3%
Total selling, general and administrative	$62,973	$53,724	$57,602	17.2%	9.3%

Restructuring costs	-	(1,002)	(22)	n/m	n/m
Amortization of intangibles	15,959	16,422	15,959	(2.8%)	0.0%
Depreciation and amortization	4,633	4,669	4,662	(0.8%)	(0.6%)
Total operating expenses	$151,915	$142,781	$151,444	6.4%	0.3%

Compensation	$92,407	$84,988	$93,517	8.7%	(1.2%)
Non-recurring stock-based compensation	626	1,290	192	(51.5%)	226.0%
Non-compensation expenses	34,963	36,414	37,136	(4.0%)	(5.9%)
Lease exit charge[1]	3,327	-	-	n/m	n/m
Restructuring costs	-	(1,002)	(22)	n/m	n/m
Amortization of intangibles	15,959	16,422	15,959	(2.8%)	0.0%
Depreciation and amortization	4,633	4,669	4,662	(0.8%)	(0.6%)
Total operating expenses	$151,915	$142,781	$151,444	6.4%	0.3%

[1]The third quarter 2012 included a total $3.3 million charge associated with a lease exit resulting from the consolidation of our New York offices.

Table 7: Nine Months Operating Expense Detail (unaudited)

	Nine Months Ended		% Change from
	September 30,	September 30,	September 30,
In thousands	2012	2011	2012
Cost of services
Compensation	$159,152	$149,316	6.6%
Non-recurring stock based compensation	629	2,707	(76.8%)
Total compensation	$159,781	$152,023	5.1%
Non-compensation	52,579	56,003	(6.1%)
Lease exit charge[1]	1,524	-	n/m
Total non-compensation	54,103	56,003	(3.4%)
Total cost of services	$213,884	$208,026	2.8%

Selling, general and administrative
Compensation	$118,813	$104,049	14.2%
Non-recurring stock based compensation	771	4,068	(81.0%)
Total compensation	$119,584	$108,117	10.6%
Non-compensation	54,624	50,346	8.5%
Lease exit charge[1]	1,803	-	n/m
Total non-compensation	56,427	50,346	12.1%
Total selling, general and administrative	$176,011	$158,463	11.1%

Restructuring costs	(51)	3,469	(101.5%)
Amortization of intangibles	47,877	49,537	(3.4%)
Depreciation and amortization	13,711	14,947	(8.3%)
Total operating expenses	$451,432	$434,442	3.9%

Compensation	$277,965	$253,365	9.7%
Non-recurring stock-based compensation	1,400	6,775	(79.3%)
Non-compensation expenses	107,203	106,349	0.8%
Lease exit charge[1]	3,327	-	n/m
Restructuring costs	(51)	3,469	(101.5%)
Amortization of intangibles	47,877	49,537	(3.4%)
Depreciation and amortization	13,711	14,947	(8.3%)
Total operating expenses	$451,432	$434,442	3.9%

[1]The third quarter 2012 included a total $3.3 million charge associated with a lease exit resulting from the consolidation of our New York offices.

Table 8: Summary Quarterly Segment Information (unaudited)

	Three Months Ended			% Change from
	September 30,	September 30,	June 30,	September 30,	June 30,
In thousands	2012	2011	2012	2011	2012

Revenues:
Performance and Risk	$205,389	$196,230	$207,576	4.7%	(1.1%)
Governance	30,055	28,796	30,989	4.4%	(3.0%)
Total Operating revenues	$235,444	$225,026	$238,565	4.6%	(1.3%)

Operating Income:
Performance and Risk	80,472	78,957	85,980	1.9%	(6.4%)
Margin	39.2%	40.2%	41.4%
Governance	3,057	3,288	1,141	(7.0%)	167.9%
Margin	10.2%	11.4%	3.7%
Total Operating Income	$83,529	$82,245	$87,121	1.6%	(4.1%)
Margin	35.5%	36.5%	36.5%

Adjusted EBITDA:
Performance and Risk	100,362	95,986	102,595	4.6%	(2.2%)
Margin	48.9%	48.9%	49.4%
Governance	7,712	7,638	5,317	1.0%	45.0%
Margin	25.7%	26.5%	17.2%
Total Adjusted EBITDA	$108,074	$103,624	$107,912	4.3%	0.2%
Margin	45.9%	46.0%	45.2%

Table 9: Summary Nine Months Segment Information (unaudited)

	Nine Months Ended		% Change from
	September 30,	September 30,	September 30,
In thousands	2012	2011	2011

Revenues:
Performance and Risk	$611,054	$583,788	4.7%
Governance	92,007	91,019	1.1%
Total Operating revenues	$703,061	$674,807	4.2%

Operating Income:
Performance and Risk	243,927	231,458	5.4%
Margin	39.9%	39.6%
Governance	7,702	8,907	(13.5%)
Margin	8.4%	9.8%
Total Operating Income	$251,629	$240,365	4.7%
Margin	35.8%	35.6%

Adjusted EBITDA:
Performance and Risk	297,142	290,496	2.3%
Margin	48.6%	49.8%
Governance	20,751	24,597	(15.6%)
Margin	22.6%	27.0%
Total Adjusted EBITDA	$317,893	$315,093	0.9%
Margin	45.2%	46.7%

Table 10: Key Operating Metrics

	As of				% Change from
In thousands	September 2012		September 2011	June 2012	September 2011	June 2012

Run Rates[1]
Index and ESG products
Subscription	$292,787		$264,722	$285,604	10.6%	2.5%
Asset based fees	114,576	(2)	117,928	129,045	(2.8%)	(11.2%)
Index and ESG products total	407,363		382,650	414,649	6.5%	(1.8%)
Risk management analytics	261,776		251,804	258,995	4.0%	1.1%
Portfolio management analytics	115,958		119,220	117,153	(2.7%)	(1.0%)
Energy and commodity analytics	14,040		15,343	14,839	(8.5%)	(5.4%)
Total Performance and Risk	799,137		769,017	805,636	3.9%	(0.8%)

Governance	115,840		107,152	113,976	8.1%	1.6%
Total Run Rate	$914,977		$876,169	$919,612	4.4%	(0.5%)

Subscription total	$800,401		$758,241	$790,567	5.6%	1.2%
Asset-based fees total	114,576	(2)	117,928	129,045	(2.8%)	(11.2%)
Total Run Rate	$914,977		$876,169	$919,612	4.4%	(0.5%)

New Recurring Subscription Sales	$27,164		$31,661	$28,453	(14.2%)	(4.5%)
Subscription Cancellations	(19,134)		(15,364)	(17,229)	24.5%	11.1%
Net New Recurring Subscription Sales	$8,030		$16,297	$11,224	(50.7%)	(28.5%)
Non-recurring sales	$3,878		$6,560	$5,099	(40.9%)	(23.9%)

Employees	2,416		2,277	2,384	6.1%	1.3%
% Employees by location
Developed Market Centers	56%		62%	58%
Emerging Market Centers	44%		38%	42%

[1] The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any subscription or license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license or subscription. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and we have determined that such notice evidences the client's final decision to terminate or not renew the applicable subscription or agreement, even though the notice is not effective until a later date.
[2] The asset-based fee run rate for third quarter 2012 includes the reduction of $24.4 million in run rate associated with 22 Vanguard ETFs due to be switched from MSCI indices.

Table 11: ETF Assets Linked to MSCI Indices1 (unaudited)

								Nine Months
	Three Months Ended 2011				Three Months Ended 2012			Ended September
In Billions	March	June	September	December	March	June	September	2011	2012

Beginning Period AUM in ETFs linked to MSCI Indices	$333.3	$350.1	$360.5	$290.1	$301.6	$354.7	$327.4	$333.3	$301.6
Cash Inflow/ Outflow	6.7	14.2	(0.0)	1.0	15.2	0.3	15.2	20.9	30.7
Appreciation/Depreciation	10.1	(3.8)	(70.4)	10.5	37.9	(27.6)	21.1	(64.1)	31.4
Period End AUM in ETFs linked to MSCI Indices	$350.1	$360.5	$290.1	$301.6	$354.7	$327.4	$363.7	$290.1	$363.7

Period Average AUM in ETFs linked to MSCI Indices [2]	$337.6	$356.8	$329.1	$305.0	$341.0	$331.6	$344.7	$340.1	$339.2

[1] ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding. Source: Bloomberg and MSCI

[2] September 2012 period end assets under management includes $131 billion of AUM in 22 Vanguard ETFs due to be switched from MSCI indices.

Table 12: Supplemental Operating Metrics

	Recurring Subscription Sales & Subscription Cancellations
	Three Months Ended 2011				Three Months Ended 2012			Nine Months Ended
In thousands	March	June	September	December	March	June	September	Sept. 2011	Sept. 2012
New Recurring Subscription Sales	$34,612	$30,298	$31,661	$35,444	$33,506	$28,453	$27,164	$96,571	$89,123
Subscription Cancellations	(14,402)	(14,965)	(15,364)	(27,245)	(13,498)	(17,229)	(19,134)	(44,731)	(49,861)
Net New Recurring Subscription Sales	$20,210	$15,333	$16,297	$8,199	$20,008	$11,224	$8,030	$51,840	$39,262

Non-recurring sales	13,647	8,415	6,560	7,460	9,338	5,099	3,878	28,622	18,315
Total Sales	$48,259	$38,713	$38,221	$42,904	$42,844	$33,552	$31,042	$125,193	$107,438

			Aggregate Retention Rates
	Three Months Ended 2011				Three Months Ended 2012			Nine Months Ended
	March	June	September	December	March	June	September	Sept. 2011	Sept. 2012
Aggregate Retention Rate [1]
Index and ESG products	95.0%	92.8%	95.2%	89.3%	94.5%	94.9%	94.0%	94.3%	94.4%
Risk management analytics	94.2%	92.2%	92.1%	80.8%	93.9%	90.0%	88.5%	92.6%	90.7%
Portfolio management analytics	88.6%	91.4%	86.6%	87.2%	91.9%	84.2%	84.9%	88.8%	87.0%
Energy & commodity analytics	76.9%	88.8%	89.3%	75.0%	90.2%	85.5%	76.6%	85.0%	84.1%

Total Performance and Risk	93.0%	92.2%	92.2%	85.2%	93.7%	90.9%	89.8%	92.3%	91.4%

Total Governance	85.0%	90.4%	86.2%	80.6%	88.7%	92.1%	91.1%	87.2%	90.7%

Total Aggregate Retention Rate	91.8%	91.9%	91.3%	84.5%	93.0%	91.0%	90.0%	91.6%	91.3%

[1]The quarterly Aggregate Retention Rates are calculated by annualizing the cancellations for which we have received a notice of termination or non-renewal during the quarter and we have determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Retention Rate for the quarter. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

Table 13: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

		Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
In thousands		Performance and Risk	Governance	Total	Performance and Risk	Governance	Total
Net Income				$48,274			$49,787
Plus:	Provision for income taxes			27,320			20,512
Plus:	Other expense (income), net			7,935			11,946
Operating income		$80,472	$3,057	$83,529	$78,957	$3,288	$82,245
Plus:	Non-recurring stock-based compensation	572	54	626	1,246	44	1,290
Plus:	Depreciation and amortization	3,755	878	4,633	3,529	1,140	4,669
Plus:	Amortization of intangible assets	12,638	3,321	15,959	13,072	3,350	16,422
Plus:	Lease exit charge	2,925	402	3,327	-	-	-
Plus:	Restructuring costs	-	-	-	(818)	(184)	(1,002)
Adjusted EBITDA		$100,362	$7,712	$108,074	$95,986	$7,638	$103,624

		Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011
In thousands		Performance and Risk	Governance	Total	Performance and Risk	Governance	Total
Net Income				$129,786			$128,968
Plus:	Provision for income taxes			71,308			64,317
Plus:	Other expense (income), net			50,535			47,080
Operating income		$243,927	$7,702	$251,629	$231,458	$8,907	$240,365
Plus:	Non-recurring stock-based compensation	1,269	131	1,400	6,432	343	6,775
Plus:	Depreciation and amortization	11,137	2,574	13,711	11,549	3,398	14,947
Plus:	Amortization of intangible assets	37,916	9,961	47,877	39,487	10,050	49,537
Plus:	Lease exit charge	2,925	402	3,327	-	-	-
Plus:	Restructuring costs	(32)	(19)	(51)	1,570	1,899	3,469
Adjusted EBITDA		$297,142	$20,751	$317,893	$290,496	$24,597	$315,093

Table 14: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

		Three Months Ended			Nine Months Ended
		September 30,	September 30,	June 30,	September 30,	September 30,
In thousands		2012	2011	2012	2012	2011
Net Income		$48,274	$49,787	$37,546	$129,786	$128,968
Plus:	Non-recurring stock-based compensation	626	1,290	192	1,400	6,775
Plus:	Amortization of intangible assets	15,959	16,422	15,959	47,877	49,537
Plus:	Debt repayment and refinancing expenses	-	-	20,639	20,639	6,404
Plus:	Lease exit charge	3,327	-	-	3,327	-
Plus:	Restructuring costs	-	(1,002)	(22)	(51)	3,469
Less:	Income tax effect	(7,280)	(5,585)	(12,775)	(25,954)	(23,450)

Adjusted net income		$60,906	$60,912	$61,539	$177,024	$171,703

Diluted EPS		$0.39	$0.40	$0.30	$1.05	$1.05
Plus:	Non-recurring stock-based compensation	$0.01	$0.01	$-	$0.01	$0.05
Plus:	Amortization of intangible assets	$0.13	$0.13	$0.13	$0.39	$0.40
Plus:	Debt repayment and refinancing expenses	$-	$-	$0.17	$0.17	$0.05
Plus:	Lease exit charge	$0.03	$-	$-	$0.03	$-
Plus:	Restructuring costs	$-	$(0.01)	$-	$(0.00)	$0.03
Less:	Income tax effect	$(0.07)	$(0.04)	$(0.10)	$(0.22)	$(0.19)
Adjusted EPS		$0.49	$0.49	$0.50	$1.43	$1.39

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